Lang Michener LLP
BARRISTERS & SOLICITORS

Vancouver Toronto Ottawa	1500 - 1055 West Georgia Street, P.O. Box 11117 Vancouver, British Columbia, Canada V6E 4N7 Telephone (604) 689-9111 Facsimile (604) 685-7084

File Number: 56774-15

Web site: www.langmichener.com

Direct Line: (604) 691-7410
Direct Fax Line: (604) 893-2669
E-Mail: mtaylor@lmls.com

September 24, 2004

The Board of Directors
Lincoln Gold Corporation
#306 – 1140 Homer Street
Vancouver, B.C.
V6B 2X6

Attention:      Paul Saxton

Dear Sirs:

Lincoln Gold Corporation (the "Company") 2004 Stock Option Plan

I have acted as legal counsel for Lincoln Gold Corporation, a Nevada corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration of up to 2,500,000 shares of the Company's common stock (the "Shares") reserved for issuance with respect to the exercise of stock options that may be granted pursuant to and in accordance with the Company's 2004 Stock Option Plan (the " Plan").

In rendering the opinion set forth below, I have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws, as amended; (d) certain records of the Company's corporate proceedings as reflected in its minute books, including resolutions of the board of directors approving the Plan and various options granted pursuant to the Plan; (e) the Plan; (f) an officer's certificate signed by Paul Saxton, President of the Company, and (g) such statutes, records and other documents as I have deemed relevant.

Subject to the foregoing and the assumptions, limitations and qualifications set forth in this letter, it is my opinion that the Shares will be duly authorized, legally and validly issued, fully paid and non-assessable shares of the Company's common stock when issued and sold pursuant to grants of options made pursuant to the Plan, provided:

(a)	such stock options are granted in accordance with the terms and conditions of the Plan; and

(b)
the person receiving any grant of stock options under the Plan performs their obligations to the Company in accordance with the terms and conditions of the Plan and any agreement evidencing the grant of the stock options, including the delivery and payment of the required exercise price of the stock options.

My opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

     (i)      The foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws. I have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company;

     (ii)     I have assumed (i) the genuineness of all signatures on documents examined by me, (ii) the legal capacity of the officers of the Company, (iii) the authenticity of all documents submitted to me as originals, (iv) the conformity to authentic originals of all documents submitted to me as certified, conformed, photostatic or other copies, and (v) that the documents, in the forms submitted to me for my review, have not been and will not be altered or amended in any respect.

     (iii)    I have assumed that (i) each option granted pursuant to the Plan pursuant to which Shares are to be issued will have been duly authorized by the board of directors of the Company in accordance with the Articles of Incorporation and Bylaws of the Company and the Plan, and (ii) each option agreement executed between any optionee and the Company pursuant to which options have been granted under the Plan has been duly executed by each party and constitutes the legal, valid and binding obligations of the parties thereto and that such agreements are enforceable against each of the parties thereto in accordance with their respective terms.

     (iv)    I have assumed that each of the statements made and certified in the Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect and remains true and correct on the date hereof.

     (v)     The opinion expressed in this letter is rendered as of the date hereof and is based on my understandings and assumptions as to present facts, and on the application of Nevada law as the same exists on the date hereof. I assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to my attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

     (vi)    I have assumed that at the time the Company is or becomes obligated to issue any shares of Common Stock upon exercise of options granted pursuant to the Plan, the Company (i) will have adequate authorized and unissued shares of Common Stock to fulfill such obligations, and (ii) will be in good standing with the Nevada Secretary of State.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Yours truly,

/s/ Michael H. Taylor

Michael H. Taylor*
*Licensed to Practice Law in the State of Nevada